EXHIBIT 21.1
LIST OF SUBSIDIARIES

SportsNuts.com, Inc., dba "SportsNuts.com," a Delaware corporation

Sportzz.com, Incx., dba "Sportzz.com," a Delaware corporation

Rocky Mountain Sports Alliance, Inc., dba "Rocky Mountain Sports Alliance," a
   Utah corporation

Synerteck Incorporated, dba "Synerteck," a Utah corporation

Sports Management Partners, Inc., dba "Sport Management Partners," a Delaware corporation